PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MARCH 25, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

MCG CAPITAL CORPORATION
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
BRUCE W. SHEWMAKER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

2

Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2010 annual meeting of shareholders (the “Annual Meeting”) of MCG Capital Corporation (the “Company”).  Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On May 10, 2010, Western Investment issued the following press release announcing the issuance of a letter to stockholders of the Company:

Western Investment LLC: MCG Capital Corporation (NASDAQ:MCGC) Management Deliberately Misleads Stockholders

Companies: MCG Capital Corporation

Press Release Source: Western Investment LLC On Monday May 10, 2010, 12:43 pm

NEW YORK--(BUSINESS WIRE)--Western Investment LLC today announced that it will send the following letter to MCG Capital Corporation stockholders:

Dear Fellow Stockholder:

I am writing to you today to seek your support for the election of myself and my fellow candidate, Bruce Shewmaker, to the board of directors of MCG Capital Corporation (Nasdaq:MCGC - News) (“MCGC”) at MCGC’s 2010 Annual Meeting. If elected, we will be just two members of an eight person board. Contrary to what management has been deceptively stating, we will not be “taking over” the Company. It will be impossible for us to take over an eight person board with just two votes. Rather, we will be working to create value for all stockholders. Western Investment LLC (“Western Investment”) owns over 1.5 million of MCGC’s shares, with a current aggregate net asset value (“NAV”) of approximately $13 million.

Western Investment has proven over many years to be an ethical activist investor for all stockholders. We have taken a stance in connection with 32 issuers since 2004. All completed activism situations resulted in significant pro-stockholder action by the issuer. In every situation, the same result was available to all stockholders. Western Investment did not benefit in any way except as a stockholder, we have never accepted any fees nor did we accept “greenmail” or participate in any transaction not available to all other stockholders. We are proud of our public record, and proud of the role we have played in creating value for stockholders.

Our strategy of maximizing value for all stockholders is simple. We do our homework – identifying situations where a stock’s market value is less than the assets standing behind it, and where direct action by management or the board can have a positive effect. We then try to approach management and encourage them to take the necessary steps. If that effort is unsuccessful, we often take a more public stance, and, in intractable situations, such as MCGC, resort to mounting a campaign for board representation or change. That is what we are doing here. We believe that the Board, if it acts, can improve the value of stockholders’ investment by replacing current management. We do not believe the current members of the Board will do so on their own.

Please consider the following facts (these are facts not opinions):

•
MCGC’s stock performance has been abysmal by any standard. A $1,000 investment in MCGC when it became public in 2001 was only worth $697 on March 31, 2010, a total loss of over 30%, representing a negative annualized return, or a loss, of -4.2% per year, including reinvestment of dividends. MCGC’s net asset value per share has declined EACH YEAR for the past three years from $12.83 in 2006 to $8.06 at the end of 2009, a drop of $4.77 per share, or -37%.

•	Under CEO Tunney, the stock price declined from $20.80 to $0.49, a 97.6% decline.

•	Tunney led MCGC into a dangerously overleveraged position just prior to the financial crisis in 2007.

•
In February of 2009, MCGC stock under Tunney’s leadership closed at $0.49, and the Company was rumored to be on the edge of bankruptcy. It was Tunney’s excessive leverage that triggered the bankruptcy fears.

•	MCGC’s investment performance has racked up astounding losses, reporting a $191.9 million investment loss in 2009 alone.

•	Western Investment’s only interest in MCGC is as a stockholder. Western Investment pledges not to accept any management fees from MCGC or assume any active management position.

•
Western Investment is not trying to take over MCGC. If its two nominees are elected, any decisions about the direction of the Company will only be made and approved by a majority of the eight members of the Board.

•
If elected, Western Investment pledges to work with the other board members to obtain the best management possible. We believe superior management is available to manage MCGC’s investments. We care because as owners of stock with a NAV of approximately $13 million, we profit when you do ─ by our investment increasing in value.

•
MCGC management compensation is excessive. Over the past three years Tunney has collected over $4.4 million and the Company’s other executive officers have collected $15.3 million in total compensation. MCGC established new compensation plans when the stock was trading near all time lows. Management stands to collect millions in additional compensation if the stock climbs to less than half of its previous high, leaving long term stockholders with huge losses.

For reasons that we cannot understand, Management has been patting itself on the back, telling stockholders that it did a really good job during the recent financial crisis. The fact is, they did not. We all saw the stock trade down from a high of $20.80 to $0.49. The markets viewed MCGC as being nearly bankrupt. MCGC spent months selling for under a buck. In a deliberately misleading attempt to claim success, management shows only the increase from the stock’s all time lows in percentage terms in an attempt to hide their failures. To repeat, under CEO Tunney, the stock price declined from $20.80 to $0.49, a 97.6% decline.

The chart below shows the real story – the COLLAPSE of MCGC’s share price since Steven Tunney became CEO – versus the short-term picture management would have you focus on.

We believe that the current management team is not up to the job; that their investment choices, primarily those that they control, have been spectacularly unsuccessful and that new management is required to protect the assets stockholders have left. We have had conversations with Michael Tokarz, Chairman and Portfolio Manager of MVC Capital Corp., a business development company with a similar investing style. We’d ask that stockholders consider the record of Mr. Tokarz and MVC compared to that of MCGC. MVC has had an annualized NAV return of over 15% since 2003, when Mr. Tokarz assumed control. Consider the difference between MVC’s annualized NAV return of over 15% versus MCGC’s annualized stock price loss of -4.2% and ask yourself if the MCGC board should at least be considering a change in management, whether it be Mr. Tokarz or his affiliates or another management company with a similar record of success. Stockholders of MCGC have a choice, and we deserve better. We are not wedded to Mr. Tokarz, the new board will make the choice.

THE CHOICE IS CLEAR. THE MEETING IS RAPIDLY APPROACHING.
VOTE THE GOLD PROXY --IT’S NOT TOO LATE TO CHANGE YOUR VOTE

Management’s overwrought and dire predictions are doing stockholders a disservice. We are not seeking control of MCGC. We are seeking two seats on a Board of eight, and bring fresh perspectives, an owner’s point of view and many years of professional investment experience to the table. Western Investment seeks no benefit that would not be available to all stockholders, and our record supports this promise. We urge you to vote to protect the value of your investment by voting the GOLD proxy today. We believe we can be an effective advocate for you in the MCGC boardroom.

Vote to protect and increase the value of your investment. Please vote your GOLD proxy today by phone or internet or by signing, dating and returning your card in the postage paid envelope provided. If you require any assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at the number below.

Thank you for your support.

Sincerely,

Arthur Lipson

If you have any questions or need assistance voting your Shares, please call:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders Call Toll-Free at: (877) 687-1874
Banks and Brokers Call Collect at: (212) 750-5833

You may also contact Western Investment LLC via email at
info@fixmyfund.com